QUAKER INVESTMENT TRUST

Shareholder Servicing and Processing Plan

Introduction: The Board of Trustees (the “Board”) of Quaker Investment Trust, a Delaware statutory trust (the “Trust”) approved this Shareholder Servicing and Processing Plan (the “Plan”) with respect to the various classes of shares (each, a “Class”) of the series (each, a “Fund”) of the Trust listed on Schedule 1 hereto, as such Schedule may be revised from time to time. The Board hereby authorizes: (i) Community Capital Management, Inc. (the “Adviser”) on behalf of each Class of a Fund, to engage certain financial institutions, securities dealers and other industry professionals (collectively, “Shareholder Servicing Agents”) to provide certain shareholder servicing and processing services to Fund shareholders; and (ii) the Trust’s administrator/fund accountant, SEI Investments Global Funds Services (the “Administrator”), to accrue the fees, and pay the expenses incurred, pursuant to the Plan. This Plan is not adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”).

The Board has requested and evaluated such information as it deemed necessary to make an informed determination as to whether this Plan should be adopted and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Trust assets for such shareholder servicing and processing purposes. In voting to approve the implementation of this Plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that this Plan will benefit each Class of each Fund and its shareholders.

This Plan: The material aspects of this Plan are as follows:

1. Fees: The Trust is permitted to pay a maximum shareholder servicing fee and maximum processing fee per Class at the aggregate annual rate set forth opposite the name of each Class of each Fund listed on Schedule 1 hereto, based upon the value of such Class’s average daily net assets, in respect of the services described below. The Board has delegated to the Adviser authority, on behalf of the Trust, to engage Shareholder Servicing Agents to provide shareholder servicing and/or processing services to the applicable Class of a Fund on such terms as the Adviser reasonably determines to be appropriate and consistent with the terms of this Plan. The Board also has delegated to the Administrator the responsibility, on behalf of the Trust to accrue expenses pursuant to this Plan and to pay the Shareholder Servicing Agents such compensation as their respective shareholder servicing and/or processing agreements may provide, in each case consistent with the terms of this Plan. The Adviser and Administrator have accepted such delegation. The Board shall retain the authority to determine the maximum shareholder servicing and processing fee that the Adviser may agree to have the Trust pay to an individual Shareholder Servicing Agent pursuant to this Plan (the “Maximum Fee”). For avoidance of doubt, the Maximum Fee is exclusive of amounts the Adviser or its affiliates may pay from their own resources to shareholder servicing agents for similar or other services (“Additional Fees”). All or a portion of the shareholder servicing component of the fee under this Plan may be a “service fee,” as defined in Conduct Rule 2830 of the Financial Industry Regulatory Authority Inc. (“FINRA”). It is intended that none of the services provided in consideration of the processing component of the fee under this Plan be of a nature as to render the processing component of the fee a “service fee,” as defined in FINRA Conduct Rule 2830. The maximum rate to be paid out of assets of any Class of any Fund (whether under this Plan, a plan adopted pursuant to Rule 12b-1 under the Act or otherwise) for “service fees,” as defined in FINRA Conduct Rule 2830, to a Shareholder Servicing Agent shall be 0.25%.

2. Shareholder Servicing: Payments of the shareholder servicing component of the fee shall be used to compensate Shareholder Servicing Agents for providing general shareholder liaison services, including, but not limited to: (a) answering inquiries from shareholders regarding account status and history, the manner in which purchases and redemptions of the Fund shares may be effected, and other matters pertaining to the Funds; (b) assisting shareholders in designating and changing dividend options, account designations and addresses; (c) arranging for wiring of funds and transmitting and receiving funds in connection with orders to purchase or redeem Fund shares; (d) verifying and guaranteeing shareholder signatures in connection with orders to purchase or redeem Fund shares; (e) providing such other similar services related to the maintenance of shareholder accounts; and (f) providing necessary personnel and facilities to conduct the activities described above.

3. Processing: Payment of the processing component of the fee shall be used to compensate Shareholder Servicing Agents for serving as agents of the Trust for the limited purpose of accepting orders to purchase or redeem Fund shares of the applicable Class and the provision of processing and administrative services on behalf of such Class, including, but not limited to: (a) aggregating and processing purchase, exchange and redemption requests and placing net purchase and redemption orders with the Fund’s transfer agent or distributor; (b) processing dividend payments from the Fund on behalf of shareholders; (c) providing sub-accounting for Fund shares held of record by the Shareholder Servicing Agent that are beneficially owned by shareholders or the information necessary for such sub-accounting; (d) transmitting, on behalf of the Fund, proxy statements, shareholder reports, prospectuses, dividend and tax notices and other communications from the Fund to the beneficial owners of Fund shares (other than marketing materials pursuant to a Rule 12b-1 plan); (e) receiving, tabulating and transmitting to the Fund or the Fund’s designated proxy agent proxies executed by shareholders with respect to shareholder meetings; (f) providing periodic statements showing account balances and, to the extent practicable, integrating such information with other transactions otherwise effected by the Shareholder Servicing Agent; (g) furnishing (either separately or on an integrated basis with other reports sent to an account by a Shareholder Servicing Agent) monthly and annual statements and confirmations of all purchases and redemptions of Fund shares; (h) providing such other similar services as the Trust or the Adviser may request; and (i) providing necessary personnel and facilities to conduct the processing services described above.

4. Authorization of the Adviser and Administrator: Without limiting the generality of the foregoing, the Board has determined that it is consistent with the best interests of the Fund and appropriate in furtherance of the purposes of this Plan that the Adviser and Administrator, by operation of this Plan, be authorized as follows:

(a) New Agreements. With respect to new agreements entered into after the date of this Plan, the Adviser may: (i) identify Shareholder Servicing Agents; (ii) appoint Shareholder Servicing Agents as agents of the Trust for the limited purpose of accepting orders to purchase or redeem Fund shares; (iii) engage Shareholder Servicing Agents to perform shareholder servicing and processing services by entering into shareholder servicing and/or processing agreements; and (iv) terminate Shareholder Servicing Agents, pursuant to the terms of the relevant agreements. With respect to such new agreements entered into after the date of this Plan, the Administrator shall pay, on behalf of the Trust, with respect to the applicable Class of a Fund, Shareholder Servicing Agents the amount due them under the shareholder servicing and/or processing agreements, subject to compliance by a Shareholder Servicing Agent with the terms of the related shareholder servicing and/or processing agreements. Forms of agreement entered into by the Adviser in connection with this Plan will be presented to the Board from time to time, but the Board has determined that the Adviser may enter into agreements with the Shareholder Servicing Agents that differ from those forms in such form or substance as the Adviser deems necessary or appropriate; provided, however, that the Adviser shall not have authority to exceed the Maximum Fee set by the Board for agreements entered into in connection with this Plan nor to eliminate terms creating third party beneficiary or similar rights in favor of the Trust or the Funds. Nothing herein shall preclude the Adviser or its affiliates from paying Additional Fees.

(b) Existing Agreements. With respect to existing shareholder servicing and/or processing agreements between a Shareholder Servicing Agent and the Trust or the Adviser on the date of this Plan, the Adviser may: (i)  amend or restate such agreements, or any terms thereof, as the Adviser deems necessary or appropriate consistent with the terms of this Plan; and (ii) terminate such agreements or cause them to be superseded by new agreements in accordance with paragraph 4(a) above. .With respect to such existing shareholder servicing and/or processing agreements, Administrator shall pay, on behalf of the Trust, with respect to the applicable Class of a Fund to pay, Shareholder Servicing Agents the amount due them under the amended or restated or new shareholder servicing and/or processing agreements, subject to compliance by a Shareholder Servicing Agent with the terms of such shareholder servicing and/or processing agreements.

5. Fee Calculation: For the purpose of determining the fees payable under this Plan, the value of the net assets of each Fund or Class shall be computed in the manner specified in the Trust’s registration statement on Form N-1A for the computation of the value of the Fund’s net assets.

6. Reports: The Adviser and the Administrator shall provide the Board, at least quarterly, with a written report that includes the names of the firms that serve as Shareholder Servicing Agents pursuant to agreements entered into in connection with this Plan and of all amounts actually expended during the reporting period pursuant to this Plan, expressed both as dollar amounts and percentages. The report shall state the purpose for which the amounts were expended; provided, however, it shall be assumed that the purposes are to compensate Shareholder Servicing Agents for some or all of the services described above in paragraphs 2 and 3.

7.  Effectiveness: This Plan will become effective immediately upon approval by a majority of the Board members, including a majority of the Board members who are not “interested persons” (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

8. Term: This Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 7 hereof. This Plan is terminable without penalty at any time by vote of a majority of the Board members who are not “interested persons” (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

9. Amendments: This Plan may be amended at any time by the Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 7 hereof.

10. Limitation of Liability: The obligations hereunder and under any agreement entered into in connection with this Plan shall only be binding upon the assets and property of the relevant Fund, as provided for in the Trust’s Agreement and Declaration of Trust and By-Laws and shall not be binding upon any Trustee, officer or shareholder of the Trust or Fund individually. No Fund shall be liable for the obligations of any other Fund. Neither the Adviser nor the Administrator shall be liable for the obligations of any Fund under this Plan.

Dated: September 30, 2018

Amended: September 10, 2021

Schedule 1

Fees are expressed as a percentage of the average daily net asset value of the Class.

Fund	Share Classes	Maximum Aggregate Class Level Annual Fee
CCM Core Impact Growth Fund	A & I	0.20%
CCM Small/Mid-Cap Impact Value Fund	A & I	0.20%

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